Exhibit 23





               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-57067 and Form S-8 No. 333-50797) of Technical Chemicals and Products, Inc. and in the related Prospectus of our report dated March 3, 2000 (except for the fourth and fifth paragraphs of Note 9 as to which the date is March 29, 2000), with respect to the consolidated statements and schedule of Technical Chemicals and Products, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

                                                         /s/ Ernst & Young LLP

Miami, Florida
March 29, 2000